Exhibit 10.1

Supplementary Lease Agreement

Lessor (hereinafter referred to as "Party A"): Meigulong (Shanghai) Commercial Equipment Co., Ltd.

Lessee (hereinafter referred to as "Party B"): SES (Shanghai) Co. Ltd.

WHEREAS, the parties have entered into a Lease Agreement on 28 August 2021, whereby Party B leased 6,078-square-meter of factory building on the north side of the factory building located at No. 1688 Yecheng Road, Jiading District, Shanghai, with a floor area of 12,155.99 square meters.

NOW, the above two parties hereby enter into a supplementary agreement on the configuration and cost of increasing the power capacity of the factory, as follows:

1 (i). According to the Lease Agreement, Party B’s leased premise includes a power distribution room with a power capacity of 500KVA. Due to Party B’s production needs, Party B hereby entrusts Party A to increase the power capacity to 4,000KVA in the name of Party A and equip two sets of 2,000KV transformers at the same time. The transformers will be placed independently in the dedicated power distribution room. Party A shall fully cooperate in the matter of application for increase of power capacity, and Party B shall bear all costs relating to the increase of power capacity, configuration of power distribution cabinets, cables, and all related construction costs.

(ii). Party B hereby entrusts Party A to apply for the increment of power capacity with the relevant authorities and pay, on behalf of Party B, all costs related to the power capacity increment to the relevant authorities. Party A shall pay the relevant fees to the authorities upon receipt of Party B’s funds, and after the special tax invoice is issued by the authorities, Party A shall issue Party B an invoice with the same tax charges.

2. Party B has the exclusive right to use the power distribution room, electricity capacity (4,000KVA), electricity facilities and equipment within the validity period of the Lease Agreement.

3. Based on the 4,000KV electricity required by Party B, the electricity costs are as follows:

(i). Party B shall install an independent meter after the increment of power capacity is completed, and the monthly electricity bill read by the said meter will be paid by Party B in full (the electricity price is subject to the latest price of the Power Supply Bureau);

(ii) The annual electricity test fee for Party B's power distribution room shall be borne by Party B (the actual cost is subject to the documents issued by the Power Supply Bureau);

(iii) The annual inspection fee for the safety appliances in the power distribution room of Party B shall be borne by Party B](the actual cost shall be subject to the documents issued by the inspection unit).

4. When the lease term expires and Party B does not wish to renew the lease, or if Party B terminates the contract in advance in accordance with Article 9.2 of the Lease Agreement, Party B shall provide the power distribution facilities and equipment to Party A at the date of termination or cancellation of the Lease Agreement without any costs.

Exhibit 10.1

5. Regarding the payment method of expenses which is not covered in this agreement, it shall be implemented in accordance with the provisions of Articles 5.4.4, 5.4.5 and 5.4.6 of the Lease Agreement.

(No text below)

This page is the signing page of the Supplementary Agreement to the Lease Agreement

Party A (seal): Meigulong (Shanghai) Commercial Equipment Co., Ltd.

Delegate: /s/ Xiang Yi Feng

Date: 2022/9/20

Party B (seal): SES (Shanghai) Co. Ltd.

Delegate: /s/ Li Liang